Exhibit 99.1

Regal Entertainment Group Completes Acquisition of Consolidated Theatres

Knoxville, Tennessee – April 30, 2008 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced that it has completed the acquisition of Consolidates Theatres.

Regal acquired a total of 28 theatres representing 400 screens in exchange for approximately $210 million in cash.  The acquisition of the Consolidated circuit will enhance Regal’s presence in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia.

“We expect the acquisition of Consolidated’s circuit will be accretive to cash flows and earnings and are pleased to announce another acquisition of high quality assets that continues to demonstrate our ability to execute Regal’s business strategy,” stated Mike Campbell, CEO of Regal Entertainment Group.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2008. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,385 screens in 525 locations in 39 states and the District of Columbia. Regal operates theatres in all of the top 33 and 44 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

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Financial Contacts:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President – Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com